Consent of Independent Registered Public Accounting Firm

Array Technologies, Inc.
Albuquerque, New Mexico

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-249552 and 333-265884) of Array Technologies, Inc. of our reports dated March 22, 2023, relating to the consolidated financial statements, and the effectiveness of Array Technologies, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

/s/ BDO USA, LLP

Austin, Texas

March 22, 2023